Exhibit 4(dd)

[FORM OF FACE OF SERIES G GLOBAL MTN FIXED RATE
INTERNATIONAL GLOBAL REGISTERED NOTE]

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

GENERAL ELECTRIC CAPITAL CORPORATION GLOBAL MEDIUM-TERM NOTE, SERIES G
(Fixed Rate)

REGISTERED	REGISTERED
No. USFXR	[ ][1]
[CUSIP: ______][2]	[ ][3]
ISIN: ______
Common Code: ______

          Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this registered global note may not be transferred except as a whole by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary.

IF APPLICABLE, THE “ISSUE PRICE”, THE “AMOUNT OF OID”, THE “ORIGINAL ISSUE DATE” AND THE “YIELD TO MATURITY” WILL BE SET FORTH BELOW. THE CALCULATION OF THE AMOUNT OF OID UPON (A) OPTIONAL REDEMPTION OR (B) DECLARATION OF ACCELERATION IS DISCUSSED ON THE REVERSE HEREOF.

[1] Insert Principal Amount.

2 If eligible for DTC clearing.

[3] Insert Optional Payment Amount if the Note has a dual currency feature.

ORIGINAL ISSUE DATE:	INITIAL REDEMPTION DATE:	APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION OR REDEMPTION:

MATURITY DATE:	INITIAL REDEMPTION PERCENTAGE:	If yes, state Issue Price:

INTEREST RATE:	OPTION ELECTION DATES:[3]	APPLICABILITY OF ANNUAL REDEMPTION PERCENTAGE INCREASE:

INTEREST PAYMENT DATE(S):	DESIGNATED EXCHANGE RATE:[3]	If yes, state each redemption date and redemption price:

SPECIFIED (FACE AMOUNT), CURRENCY:4 5	AMOUNT OF OID:	Issue Price:

INDEXED CURRENCY:[4]	INTEREST PAYMENT PERIOD:

CURRENCY BASE RATE:[4]	APPLICABILITY OF ANNUAL REDEMPTION PERCENTAGE REDUCTION:	YIELD TO MATURITY:

OPTIONAL REPAYMENT DATES:	If yes, state Annual Percentage Reduction:	DAY COUNT CONVENTION ☐ 30/360 ☐ Actual/365 ☐ Actual/360 ☐ Actual/Actual
☐ Other: (Specify)

INTEREST ACCRUAL DATE:	NOTES ALSO REPRESENTED BY DTC GLOBAL NOTE: ☐ Yes[6] ☐ No

OPTIONAL PAYMENT CURRENCY:[3]

OTHER PROVISIONS:

          General Electric Capital Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), for value received, hereby promises to pay to          , or registered assignees, the principal sum (or Face Amount, if the Note has a dual-currency or index feature) specified on Schedule I hereto on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon at the Interest Rate per annum specified above from the Original Issue Date specified above until the principal hereof is paid or duly made available for payment (except as provided below), in arrears monthly, quarterly, semiannually, or annually as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing with the first Interest Payment Date next succeeding the Original Issue Date specified above, and on the Maturity Date (or any

4 If Note has dual-currency feature.

5 If Note has index feature.

6 If Notes of the same Tranche are also to be represented by a global note (a “DTC Global Note”) registered in the name of a nominee for The Depository Trust Company.

redemption or repayment date); provided, however, that if the Original Issue Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Original Issue Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date.

          [With respect to any dual-currency Notes, the Company may elect on each Option Election Date specified above (each such date herein being called an “Option Election Date”) to pay the amounts due on this Note on the succeeding Interest Payment Date or Maturity Date, as the case may be, in the Optional Payment Currency specified above (the “Optional Payment Currency”) instead of in the Face Amount Currency. The amounts due in the Optional Payment Currency on any Interest Payment Date or at the Maturity Date, as the case may be, shall be determined by the Company using the Designated Exchange Rate specified above (the “Designated Exchange Rate”). If such election is made, the Company shall notify the Paying Agent, as defined below, of the election on the Option Election Date and notice of such election shall be mailed to the registered holder of this Note by first class mail, postage prepaid, at the address of such holder as that address appears upon the books of the Company within two Business Days (this and certain other capitalized terms used herein are defined on the reverse of this Note) of the Option Election Date and shall state (i) the Interest Payment Date and (ii) the exchange rate to be used to convert amounts from the Face Amount Currency to the Optional Payment Currency, which rate shall be the Designated Exchange Rate. Any such notice by the Company to the registered holder of this Note, once given, may not be withdrawn. If the Company elects on any Option Election Date to pay the amounts due on each succeeding Interest Payment Date or at the Maturity Date, as the case may be, in the Optional Payment Currency, then it shall pay all such amounts (including principal) due with respect to this Note in the Optional Payment Currency on each succeeding Interest Payment Date or at the Maturity Date, as the case may be. If the Company does not elect on an Option Election Date to pay the amount due on the succeeding Interest Payment Date or at the Maturity Date, as the case may be, in the Optional Payment Currency, then such payment shall be made in the Face Amount Currency and no notice of such payment need be given.]7

          Payment of the principal of this Note, any premium and the interest due at the Maturity Date (or any redemption or repayment date) will be made in immediately available funds upon surrender of this Note at the office or agency of such paying agent (a “Paying Agent”) as the Company may determine maintained for that purpose in the Borough of Manhattan, The City of New York, [and in London]8 or at the office or agency of such other Paying Agent as the Company may determine.

          Interest on this Note will accrue initially from the Original Issue Date and thereafter will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for and thereafter will accrue until the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Note) is registered at the close of business on the date 15 days prior to an Interest Payment Date (whether or not a Business Day) (each such date a “Record Date”); provided, however, that interest payable on the Maturity Date (or any redemption or repayment date) will be payable to the person to whom the principal hereof shall be payable.

          The Company and the Trustee acknowledge that the Company has not opted out of the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (“FDIC”) under its Temporary Liquidity Guarantee Program. As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

          The Trustee is hereby designated as the duly authorized representative of the holder hereof for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”). Any holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

[7] Use if Note has dual-currency feature.

[8] Include if this Note is to be listed on the London Stock Exchange.

          If the Specified Currency indicated on the face hereof is other than U.S. dollars, then, except as provided on the reverse hereof, any payment of the principal of and premium, if any, and interest on this Note will be made in such Specified Currency by a check drawn on a bank in London or a city in the country issuing such Specified Currency. A holder of U.S.$1,000,000 or more in aggregate principal amount of Notes having the same Interest Payment Date will be entitled to receive payments of principal of and premium, if any, and interest on this Note by wire transfer of immediately available funds in such Specified Currency if appropriate wire transfer instructions in writing have been received by the Paying Agent, in the case of interest payments, prior to the Record Date for the applicable Interest Payment Date, and in the case of payments of principal and any premium, not less than 15 calendar days prior to the Maturity Date.

          If the Specified Currency indicated on the face hereof is U.S. dollars, payment of the principal of and premium, if any, and interest on this Note will be made in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments of interest, other than interest due at maturity (or any redemption or repayment date) will be made by United States dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register. A holder of U.S.$5,000,000 or more in aggregate principal amount of Notes having the same Interest Payment Date will be entitled to receive payments of interest, other than interest due at maturity or any date of redemption or repayment, by wire transfer of immediately available funds to an account maintained by the holder of this Note if appropriate wire transfer instructions in writing have been received by the Paying Agent not less than 10 calendar days prior to the applicable Interest Payment Date.

          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

          Unless the certificate of authentication hereon has been executed by the Trustee, as defined on the reverse hereof, by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.

DATED:

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Title:	Senior Vice President – Corporate
Treasury and Global Funding Operation

[SEAL]

Attest:

By:

Title: Assistant Secretary

CERTIFICATE OF AUTHENTICATION

          This is one of the Securities of the Tranche designated therein described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:

Authorized Signatory

[FORM OF REVERSE OF NOTE]

          This Note is one of a duly authorized issue of Global Medium-Term Notes, Series G, having maturities from nine months to 60 years from the date of issue (the “Notes”) of the Company. The Notes are issuable under a Third Amended and Restated Indenture, dated as of February 27, 1997 between the Company and The Bank of New York Mellon, as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001, the Third Supplemental Indenture dated as of November 22, 2002, the Fourth Supplemental Indenture dated as of August 24, 2007, and the Fifth Supplemental Indenture dated as of December 2, 2008 (such indenture as amended and as supplemented to the date hereof being referred to herein as the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Bank of New York Mellon has been appointed Exchange Rate Agent (the “Exchange Rate Agent”, which terms include any successor or exchange rate agent with respect to the Notes, and The Bank of New York Mellon at its corporate trust office in The City of New York has been appointed the registrar and as a Paying Agent with respect to the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Indenture. To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein.

          This Note will not be subject to any sinking fund and will not be redeemable or subject to repayment at the option of the holder prior to maturity, except as provided below.

          This Note may be redeemed at the option of the Company on any date on and after the Initial Redemption Date, if any, specified above (the “Redemption Date”). If no Initial Redemption Date is set forth above, this Note may not be redeemed at the option of the Company prior to the Maturity Date. On and after the Initial Redemption Date, if any, this Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 (provided that any remaining principal hereof shall be at least $1,000) at the option of the Company at the applicable Initial Redemption Percentage together with interest thereon payable to the Redemption Date, on notice given to the holder of this Note not more than 60 nor less than 30 days prior to the Redemption Date. In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the holder of this Note upon the surrender hereof. The Initial Redemption Percentage may be increased or decreased, as the case may be, as indicated on the face hereof under “Applicability of Annual Redemption Percentage Increase” or “Applicability of Annual Redemption Reductions”. [If this Note is subject to “Modified Payment upon Acceleration or Redemption” the redemption price of this Note shall be limited to the Amortized Amount.]

          Unless otherwise indicated on the face of this Note, this Note shall not be subject to repayment at the option of the holder prior to the Maturity Date. If so indicated on the face of this Note, this Note may be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of 1,000 units of the Specified Currency indicated on the face hereof (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest hereon payable to the date of repayment. For this Note to be repaid in whole or in part at the option of the holder hereof, the Company must receive at the corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York, at least 30 days but not more than 60 days prior to the repayment, (i) this Note with the form entitled “Option to Elect Repayment” attached hereto as Annex A, duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company in the United States which must set forth the name of the holder of the Note, the principal amount of this Note, the principal amount of this Note to be repaid, the certificate number or a description of the tenor and terms of this Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” attached hereto as Annex A, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter from a member of a national securities exchange or a member of FINRA, or a commercial bank or trust company in the United States shall only be effective if in such case, this Note and form duly completed are received by the Company by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the holder hereof upon cancellation hereof, but only in an authorized denomination.

          Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or earlier redemption or repayment date), as the case may be. Unless otherwise indicated on the face of this Note, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

          In the case where the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Maturity Date (or any redemption or repayment date), and no interest shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

          This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

          This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, in denominations of 1,000 units of the Specified Currency indicated on the face hereof or any integral multiple of 1,000 units of such Specified Currency in excess thereof, unless otherwise indicated on the face thereof.

          The Bank of New York Mellon has been appointed registrar for the Notes (the “Registrar”, which term includes any successor registrar appointed by the Company), and the Registrar will maintain at its office in The City of New York a register for the registration and transfer of Notes. [In addition, the Company has appointed The Bank of New York Mellon at its offices located at One Canada Square, London E14 5AL, United Kingdom, as a paying agent and transfer agent for the Notes.]9 This Note may be transferred at the aforesaid office of the Registrar or other transfer agent by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form approved by the Registrar and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar or other transfer agent shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions for an equal aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar will not be required to register the transfer of or exchange any Note that has been called for redemption in whole or in part, or as to which the holder thereof has elected to cause such Note to be repaid in whole or in part, except the unredeemed or unpaid portion of Notes being redeemed or repaid in part, or to register the transfer of or exchange Notes to the extent and during the period so provided in the Indenture with respect to the redemption of Notes. Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such exchanges and transfers of Notes will be free of charge, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form approved by the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

          In case any Note shall at any time become mutilated, destroyed, lost or stolen, or is apparently destroyed, lost or stolen, and such Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Registrar or other transfer agent, a new Note of like tenor will be issued by the Company in exchange for the Note so mutilated or defaced, or in lieu of the Note so destroyed or lost or stolen, but, in the case of any destroyed or lost or stolen Note only upon receipt of evidence satisfactory to the Registrar and the Company that such Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges

[9] Include if Note is to be listed on the London Stock Exchange.

associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

          The Indenture provides that if an Event of Default (as defined in the Indenture) with respect to any series of debt securities issued under the Indenture, including the series of Global Medium-Term Notes, Series G, of which this Note forms a part, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding under the Indenture, by notice in writing to the Company (and to the Trustee if given by securityholders of such series), may declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of such series then outstanding.. There shall not be deemed to be an Event of Default under the Indenture, which would permit or result in the acceleration of amounts due hereunder, if such an Event of Default is due solely to the failure of the Company to make timely payment under this Note, provided that the FDIC is making timely payments with respect to this Note, in accordance with 12 C.F.R. Part 370.

          If, at any time prior to the earlier of (i) full satisfaction of the payment obligations under this Note, or (ii) the expiration of the period during which senior unsecured debt of the Company is guaranteed by the FDIC under the Debt Guarantee Program (the “Effective Period”), the Company is in default of any payment obligation under this Note, including timely payment of any accrued and unpaid interest, without regard to any cure period, the Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default.

          Upon an uncured failure by the Company to make a timely payment of principal or interest under this Note (a “Payment Default”), unless the holder of this Note has properly exercised its right not to be represented by the Representative, the Representative, on behalf of the holder of this Note, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest, together with proof of such claim and such other documentation as may be required by the FDIC under 12 C.F.R. Part 370 (i) in the case of any payment due by the Company prior to the final maturity or redemption of this Note, on the earlier of the date that the applicable cure period ends (or if such date is not a Business Day, the immediately succeeding Business Day) and 60 days following such Payment Default and (ii) in the case of any payment due by the Company on the final maturity date or on a redemption date for this Note, on such final maturity date or redemption date (or if such date is not a Business Day, the immediately succeeding Business Day).

          If the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration or Redemption”, then (i) if the principal hereof is declared to be due and payable as described in the preceding paragraph, the amount of principal due and payable with respect to this Note shall be limited to the sum of the Issue Price specified on the face hereof plus the Amortized Amount, (ii) for the purpose of any vote of security holders taken pursuant to the Indenture prior to the acceleration of payment of this Note, the principal amount hereof shall equal the amount that would be due and payable hereon, calculated as set forth in clause (i) above, if this Note were declared to be due and payable on the date of any such vote and (iii) for the purpose of any vote of securityholders taken pursuant to the Indenture following the acceleration of payment of this Note, the principal amount hereof shall equal the amount of principal due and payable with respect to this Note, calculated as set forth in clause (i) above.

          The Indenture permits the Company, when authorized by resolution of the Board of Directors, and the Trustee, with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the notes of each series (each series voting as a class) affected by such supplemental indenture at the time outstanding, including the series of Global Medium-Term Series G, of which this Note forms a part, to enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the notes of each such series or the coupons appertaining to such notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any note, or reduce the rate or extend the time of payment of interest, if any, thereon, or reduce the principal amount or premium, if any, thereof, or make the principal thereof or premium, if any, or interest, if any, thereon payable in any coin or currency other than that provided in any note, or reduce the amount of the principal of an Original Issue Discount note that would be due and payable upon an acceleration of the maturity thereof or adversely affect the right of repayment, if any, at the option of the holder without the consent of the holder of each note so affected, or (ii) reduce the aforesaid percentage of notes of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each note so affected. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of notes, or which modifies the rights of the holders of notes of such series or of coupons appertaining to such notes with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of notes of any other series or of coupons appertaining to such notes.

          Without the express written consent of the FDIC, the Company and the Trustee agree not to amend, modify, supplement or waive any provision in this Note that is related to the principal, interest, payment, default or ranking of this Note or that is required to be included herein pursuant to the Master Agreement, dated December 2, 2008, between the Company and the FDIC.

          Except as set forth below, if the principal of, or premium, if any, or interest, if any, on this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing, or authority sponsoring, such Specified Currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to the holder of this Note by making such payments in U.S. dollars on the basis of the most recently available market exchange rate for such Specified Currency, as determined by the Exchange Rate Agent on the date of such payment, or if such rate is not available on such date, as of the most recent practicable date. If a Specified Currency is unavailable solely because the country of issue has replaced its currency with Euro pursuant to the entry of such country into the European Economic and Monetary Union, the amounts payable will, beginning with the date the replacement becomes effective, be made in Euro in conformity with legally applicable measures adopted with reference to such country’s entry into the European Economic and Monetary Union. Any payment made under such circumstances in U.S. dollars or Euro, as the case may be, where the required payment is in a Specified Currency other than U.S. dollars or Euro, as the case may be, will not constitute an Event of Default.

          So long as this Note shall be outstanding, the Company will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, [and in London]10 and an office or agency in said Borough of Manhattan [and in London]10 for the registration, transfer and exchange as aforesaid of the Notes. The Company may designate other agencies for the payment of said principal, premium, if any, and interest at such place or places (subject to applicable laws and regulations) as the Company may decide. So long as there shall be any such agency, the Company shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

          With respect to moneys paid by the Company and held by the Trustee or any Paying Agent for the payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), such moneys shall be so repaid to the Company. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Company may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

          No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein and in the Indenture prescribed unless otherwise agreed between the Company and the registered holder of this Note.

          The Company or any agent of the Company, the Registrar or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Registrar, the Trustee nor any such agent shall be affected by notice to the contrary.

          [For so long as this Note is listed on the London Stock Exchange and the rules of the London Stock Exchange so require, all notices to the holder hereof shall also be published in the Financial Times or other English language daily newspaper of general circulation in London or in any other manner which complies with the applicable rules and

[10] Include if Note is to be listed on the London Stock Exchange.

regulations of the London Stock Exchange. If the Notes are listed on any stock exchange or subject to the rules of any competent authority, notices to the holders may be effected in any manner which complies with the applicable rules and regulations.]11

          If, at any time on or prior to the expiration of the Effective Period, payment in full hereunder shall be made pursuant to the Debt Guarantee Program on the outstanding principal and accrued interest to such date of payment, the holder of this Note shall, or shall cause the person or entity in possession of this Note to, promptly surrender this Note to the FDIC.

          The holder of this Note by its acceptance of this Note hereby authorizes the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the holder of this Note pursuant to the Debt Guarantee Program (each, a “Guarantee Payment”), to execute an assignment in the form attached as Annex B, pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Company under this Note on behalf of the holder of this Note. The Company hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of this Note for all purposes of this Note and upon any such assignment, the FDIC shall be deemed the holder of this Note for all purposes hereof, and the Company hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Note as a result of such assignment.

          If the holder of this Note has exercised its right not to be represented by the Representative, such holder by its acceptance of this Note hereby agrees that, at such time as the FDIC shall commence making any Guarantee Payments to such holder pursuant to the Debt Guarantee Program, such holder shall execute an assignment in the form attached as Annex B, pursuant to which such holder shall assign to the FDIC its right to receive any and all payments from the Company under this Note.

          The FDIC shall be subrogated to all of the rights of the holder of this Note and the Representative with respect to this Note against the Company in respect of any amounts paid to the holder of this Note, or for the benefit of the holder of this Note, by the FDIC pursuant to the Debt Guarantee Program.

          Any indebtedness of the Company to the FDIC arising under Section 2.03 of the Master Agreement will constitute a senior unsecured general obligation of the Company, ranking pari passu with any indebtedness under this Note.

          No recourse shall be had for the payment of the principal of, or premium, if any, or the interest on, this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuer hereof, expressly waived and released.

          This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

          As used herein:

          (a) the term “Amortized Amount” is equal to the original issue discount amortized from the Original Issue Date to the date of redemption or declaration, as the case may be, which amortization shall be calculated using the “constant yield method” (computed in accordance with the rules under the Internal Revenue Code of 1986, as amended, and the regulations thereunder, in effect on the date of redemption or declaration, as the case may be);

          (b) the term “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York or in the place of payment; provided, however, that, with respect to Notes denominated in a Specified Currency other than U.S. dollars, such day is also not a day on which commercial banks are authorized or required by

[11] Include if this Note is to be listed on the London Stock Exchange.

law, regulation or executive order to close in the Principal Financial Center of the country issuing the Specified Currency (or, if the Specified Currency is Euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open);

          (c) the term “Principal Financial Center” means (i) the capital city of the country issuing the currency in which the Notes are denominated that with respect to the following currencies, the “Principal Financial Center” will be as indicated below:

Currency	Principal Financial Center

United States dollars	The City of New York

Australian dollars	Sydney and, if Australian dollars is the currency in which the Notes are denominated, Melbourne

Canadian dollars	Toronto

South African and	Johannesburg

Swiss francs	Zurich

          (d) the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

          (e) all other terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

          The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM-as tenants in common
TEN ENT-as tenants in the entireties
JT TEN-as joint tenants with right of ownership and not as tenants in common
UNIF GIFT MIN ACT-	Custodian

(Cust)	(Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

Schedule I

          The initial principal amount (or Face Amount, if the Note has a dual-currency or index feature) of this Global Note is U.S.$_______ . Changes in principal (or Face Amount, if the Note has a dual-currency or index feature) of this Global Note are set forth below:

Date	Principal Amount by which this Global Note is to be decreased	Principal Amount by which this Global Note is to be increased	New Balance

ANNEX A

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably request(s) the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned, at (Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof (which shall be increments of 1,000 units of the Specified Currency indicated on the face hereof) which the holder elects to have repaid: ___________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):

Date:

NOTICE:	The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.

ANNEX B

ASSIGNMENT

This Assignment is made pursuant to the terms of Section 15.04 of the Third Amended and Restated Indenture, dated as of February 27, 1997, as amended from time to time (the “Indenture”), between The Bank of New York Mellon (the “Representative”), acting on behalf of the Holders of the Guaranteed Securities issued under the Indenture who have not opted out of representation by the Representative (with those Holders of Guaranteed Securities who have opted out of representation by the Representative being the “Unrepresented Holders”), and General Electric Capital Corporation (the “Issuer”) with respect to the debt obligations of the Issuer that are guaranteed under the Debt Guarantee Program. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

For value received, [the Representative, on behalf of the Holders of Guaranteed Securities] [OR] [the Unrepresented Holders] (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the promissory note or other instrument evidencing the Guaranteed Security (the “Note”); (b) the Indenture pursuant to which the Note was issued; and (c) any other instrument or agreement executed by the Issuer regarding obligations of the Issuer under the Note or the Indenture (collectively, the “Assignment”).

The Assignor hereby certifies that:

1. Without the FDIC’s prior written consent, the Assignor has not:

(a) agreed to any material amendment of the Note or the Indenture to the extent relating to the Note or to any material deviation from the provisions thereof; or

(b) accelerated the maturity of the Note.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Note or Indenture;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Note and the Indenture to _____________ pursuant to the __________ agreement, dated as of ___________, 20__ between ___________, as assignor, and ____________, as assignee, an executed copy of which is attached hereto.

The Assignor acknowledges and agrees that this Assignment is subject to the Indenture and to the following:

1. In the event the Assignor receives any payment under or related to the Note or the Indenture from a party other than the FDIC (a “Non-FDIC Payment”):

(a) after the date of demand for a Guarantee Payment on the FDIC pursuant to the Rule, but prior to the date of the FDIC’s first guarantee payment under the Indenture pursuant to the Rule, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Issuer, and not as a Guarantee Payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b) after the FDIC’s first guarantee payment under the Indenture, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2. Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders of Guaranteed Securities shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and attested, all as of this ___day of ________, ____.

[THE BANK OF NEW YORK
MELLON, REPRESENTATIVE]
[OR]
[UNREPRESENTED HOLDER]

By:

Name: [ ]
Title: [ ]

Attest:

By:

Name: [ ]

Consented to and acknowledged by this ______ day of _________, 20__:

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:

Name: [ ]
Title: [ ]